EXHIBIT 99.1


News                                                                      MARVEL
                                                               ENTERPRISES, INC.

                     MARVEL ENTERPRISES SECURES $80 MILLION
                    SENIOR CREDIT FACILITY WITH HSBC BANK USA

New York, New York - December 3, 2001 -- Marvel Enterprises, Inc. (Marvel) (NYSE: MVL) announced today that it has arranged for a new senior credit facility with HSBC Bank USA (HSBC). The facility has two separate components, the first of which is a $20 million revolving letter of credit facility renewable annually for 3 years, and the second is a three-year term loan for up to $60 million. The interest rate for the facility is at a margin above LIBOR, consistent with current market conditions. The proceeds from the term loan are available only to purchase Marvel's 12% Senior Notes due 2009. The HSBC loan arrangement provides limits on the price that can be paid for the purchase of the Senior Notes and establishes January 31, 2002 as the absolute last date by which the Senior Notes can be purchased by the Company with the proceeds of the term loan.

As required by HSBC, Mr. Isaac Perlmutter, a director and major shareholder of the Company, guaranteed a portion of the Company's obligations to the bank. In consideration of Mr. Perlmutter's guarantee, the Company has agreed to issue to Mr. Perlmutter five-year warrants to purchase up to five million shares of the Company's common stock at the current market price. The final amount of warrants to be issued will be determined by certain future events.

Marvel and Mr. Perlmutter have also entered into an agreement providing, among other things, for the sale by Mr. Perlmutter to the Company of approximately $43 million principal amount of the Company's Senior Notes for approximately 53% of face value. In the third quarter of 2001, the Company purchased from other sellers approximately $51 million principal amount of its Senior Notes at a cost of approximately 51% of face value.

Additionally, the Company entered into a six-year employment agreement with Mr. Perlmutter for his future service as Vice Chairman of the Company, providing for
3.95 million market-priced common stock options, subject to varying forfeiture provisions. The issuance of the warrants and the options to Mr. Perlmutter are subject to shareholder approval, with alternative cash arrangements provided for in the event such approval is not obtained. The warrant agreement further provides, among other things, that the Company may terminate the warrant agreement prior to December 31, 2001 under certain conditions.

In considering the transactions with Mr. Perlmutter, the Board of Directors of the Company established a Special Committee of independent directors which has engaged its own counsel, investment bankers and compensation consultants.


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Marvel Enterprises, Inc., 12/3/01                                    page 2 of 2



Copies of the agreements relating to these transactions will be filed shortly with the Securities and Exchange Commission.

With a library of over 4,700 proprietary characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in five divisions: entertainment (Marvel Studios), licensing, toys (Toy Biz), comic book publishing and Internet/New Media. Marvel facilitates the creation of entertainment projects, including feature films, television, home video and the Internet, based on its characters and also licenses its characters for use in a wide range of consumer products and services including video and computer games, apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its comic book division which continues to maintain a leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property. Visit the Marvel web site at http://www.marvel.com.

Except for historical information contained herein, the statements in this news release regarding the Company's plans are forward-looking statements that are dependent upon certain risks and uncertainties, including the Company's need for additional financing, the Company's potential inability to successfully implement its business strategy, a decrease in the level of media exposure or popularity of the Company's characters resulting in declining revenues from products based on those characters, the lack of commercial success of properties owned by major entertainment companies that have granted the Company toy licenses, the lack of consumer acceptance of new product introductions, the imposition of quotas or tariffs on toys manufactured in China as a result of a deterioration in trade relations between the U.S. and China, changing consumer preferences, production delays or shortfalls, continued pressure by certain of the Company's major retail customers to significantly reduce their toy inventory levels, the impact of competition and changes to the competitive environment on the Company's products and services, the ability of the Company's licensees to successfully market and sell the licensed products, changes in technology and changes in governmental regulation. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Contact:
Marvel Enterprises, Inc.
917/472-2228

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